Exhibit 4.1

AMENDMENT TO AMENDED RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) to the amended Rights Agreement (the “Rights Agreement”), effective as of January 18, 2005, by and between Rentech, Inc., a Colorado corporation (the “Company”), and Computershare Trust Company, Inc. as Rights Agent (the “Rights Agent”) is effective as of April 13, 2006.

RECITALS

WHEREAS, effective as of the April 13, 2006, the Board of Directors amended the Rights Plan as set forth herein to provide that each Right shall represent the right to purchase one five-hundredth of a Preference Share and to provide that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, this Amendment is entered into by the Company and the Rights Agent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                                      Definitions. Unless otherwise defined herein, all terms defined in the Rights Agreement have the same meaning when used herein.

2.                                      Amendment to Rights Issuances.

(a) The first Whereas clause of the Rights Agreement is herby amended and restated in its entirety as follows:

“WHEREAS, on October 28, 1998, the Board of Directors of the Company authorized and declared a dividend, payable as of December 1, 1998, of one preference share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding on November 10, 1998 (the “Record Date”), each Right representing the right to purchase one five-hundredth of a Preference Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are hereinafter defined); provided, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to earliest of the Redemption Date, the Final Expiration Date or the time at which such Rights are exchanged as provided for in Section 24 hereof.”

(b) Section 22 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Issuance of New Right Certificates  Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earliest of the Redemption Date, the Final Expiration Date or the time at which such Rights are exchanged as provided for in Section 24 hereof, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities hereinafter issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.”

3.                                      Amendment to Rights. All references in the Rights Agreement to “one three-hundredth” (or the plural), other than in the second Whereas clause of the recitals, are hereby amended to read “one five-hundredth” (or the plural, as the case may be).

4.                                      Full Force And Effect. Except to the extent expressly provided in this Amendment, the terms and conditions of the Rights Agreement remain in full force and effect.

5.                                      Counterparts. This Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

6.                                      Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

7.                                      Governing Law. This Amendment shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

RENTECH, INC.

By:	/s/ D. Hunt Ramsbottom
Name: D. Hunt Ramsbottom
Title: CEO and President

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ Kelly Gwinn
Name: Kelly Gwinn
Title: Vice President

By:	/s/ John M. Wahl
Name: John M. Wahl
Title: Corporate Trust Officer